For the period ended September 30, 1996                        Attachment 77C
File Number 811-7528

Insured Municipal Income Fund Inc.

An annual meeting of shareholders was held on April 11, 1996, at which the following proposal was approved:

ALL SHARES VOTING AS A SINGLE CLASS:
To vote for or against the following changes to the Fund's fundamental investment restrictions and policies(the enumeration below follows that used in the related proxy statement):
					       Shares      Shares
						Voted      Voted      Shares
						 For       Against    Abstain

1.  Modification of Fundamental Restriction on
    Portfolio Diversification for Diversified
    Funds:                                     7,640,245   493,352    473,370
2.  Modification of Fundamental Restriction
    on Concentration                           7,613,145   514,411    478,781
3.  Modification of Fundamental Restriction
    on Senior Securities and
    Borrowing  (unchanged):                    7,629,614   371,375    605,978
4.  Modification of Fundamental Restriction
    on Making Loans                            7,720,005   404,139    482,823
5.  Modification of Fundamental Restriction
    on Underwriting Securities                 7,598,684   533,665    474,618
6.  Modification of Fundamental Restriction
    on Real Estate Investments                 7,567,545   557,078    482,344
7.  Modification of Fundamental Restriction
    on Investing in Commodities                7,566,540   589,701    450,726
8.  Elimination of Fundamental Restriction
    on Margin Transactions                     7,693,556   456,696    456,715
9.  Elimination of Fundamental Restriction
    on Short Sales                             7,536,201   592,361    478,369
10. Elimination of Fundamental Restriction
    on Investments in Oil, Gas and Mineral
    Leases and Programs                        7,585,983   575,663    445,321


4.  Approval of amendment to Articles
    of Incorporation:                         10,350,838   250,982    405,147



	   In addition to the item noted above, the Fund's shareholders
      (i)elected board members and (ii) ratified the selection of independent auditors. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action on these two proposals since there were no solicitations in opposition to the registrant's nominees and all of the nominees were elected.

	   A more complete description of each of the proposals referred to above is hereby incorporated by reference to the Fund's proxy materials relating to the Special Meeting of Shareholders dated February 28, 1996. These Schedule 14A materials were filed with the Securities and Exchange Commission via EDGAR on February 29, 1996; the accession code number was 0000950112-96-0000912057-96-00394.



For period ending September 30, 1996                       Attachment 77D
File Number 811-7528


		     Insured Municipal Income Fund Inc.


    Insured Municipal Income Fund Inc. amended its investment policies to allow for the current use of options and futures strategies, including interest rate futures.







For the period ended September 30, 1996                        Exhibit 77Q(2)
File Number 811-7528


		     Insured Municipal Income Fund Inc.


A Form 3 required by Section 16(a) of the Exchange Act was filed late by the following directors and officers during the most recent or prior fiscal years.

		Position           Number of       Number of Transactions Not
Name            with Fund        Late Reports*      Reported on Timely Basis

Emil Polito     Vice President         1                         0




* Report related solely to such person having been elected an officer of the Fund.